Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Aravive, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2022, relating to the consolidated financial statements, of Aravive, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

November 18, 2022